UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

CEDAR SHOPPING CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-31817 (Commission File Number)	42-1241468 (IRS Employer Identification No.)

44 South Bayles Avenue
Port Washington, New York 11050
(Address of Principal Executive Offices) (Zip Code)

(516) 767-6492
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

/__/	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/__/	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/__/	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/__/	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

On December 6, 2007, Cedar Shopping Centers, Inc. (the "Company") closed the previously-announced joint venture agreement dated as of March 26, 2007 (which was effective April 2, 2007) that it had entered into with Homburg Invest Inc. ("Homburg"). Pursuant to the joint venture, the Company contributed nine supermarket-anchored shopping centers owned by it to joint venture entities owned 20% by the Company and 80% by Homburg. The nine properties were valued at $169.5 million, subject to approximately $106.0 million of first mortgage financing at a weighted average interest rate of 5.7%. The 80% interests were acquired for $53.2 million in cash paid to the Company, including closing costs and adjustments. Richard Homburg, a director of the Company, is Chairman and CEO of Homburg.

The nine properties consist of four shopping centers owned by the Company at the time the joint venture agreement was signed and five shopping centers acquired by the Company on April 4, 2007. These properties consist of the following:

•	Pennsboro Commons, Enola, Pennsylvania - 110,000 sq. ft.

•	Fieldstone Marketplace, New Bedford, Massachusetts - 194,000 sq. ft.

•	Stonehedge Square, Carlisle, Pennsylvania - 90,000 sq. ft.

•	Meadows Marketplace, Hershey, Pennsylvania - 86,000 sq. ft.

•	Aston Center, Aston, Pennsylvania - 55,000 sq. ft. (closed April 4, 2007)

•	Ayr Town Center, McConnellsburg, Pennsylvania - 56,000 sq. ft. (closed April 4, 2007)

•	Parkway Plaza, Mechanicsburg, Pennsylvania - 107,000 sq. ft. (closed April 4, 2007)

•	Scott Town Center, Bloomsburg, Pennsylvania - 68,000 sq. ft. (closed April 4, 2007)

•	Spring Meadow Shopping Center, Wyomissing, Pennsylvania - 68,000 sq. ft. (closed April 4, 2007)

The joint venture agreement provides that the Company will be entitled to a "promote" applicable to each property pursuant to which its profit participation would be potentially increased from 20% to 40% based on a look-back leveraged cash internal rate of return ("IRR") of 9.25% and potentially increased to 50% when such leveraged cash IRR reaches 10.5%. The properties can be sold pursuant to a "buy-sell" arrangement that may be triggered as early as 18 months after closing by either party. The Company will also receive fees for ongoing property management, leasing, construction management, acquisition, disposition, financings and refinancings with respect to the properties.

Substantially all of the $53.2 million in net proceeds to the Company from this transaction were used to reduce the outstanding balance under the Company's secured revolving credit facility.

The transaction was negotiated on an arm's length basis, with the purchase price based on independent MAI appraisals received by the Company for the four properties owned by the Company prior to the signing of the joint venture agreement and the cost to the Company of the five properties acquired by the Company on April 4, 2007. The Board of Directors of the Company (with Richard Homburg abstaining) approved the transaction.

The foregoing description is a summary and is qualified by reference to the joint venture agreement filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 2, 2007.

Item 9.01    Financial Statements and Exhibits.

(b)	Pro Forma Financial Information Any required pro forma financial information will be filed within 71 days after the date of the filing of this Form 8-K.

(c)	Exhibits

Exhibit No.	Description

10.1	First Amendment to Agreement Regarding Purchase of Partnership Interests dated as of June 29, 2007

10.2	Second Amendment to Agreement Regarding Purchase of Partnership Interests dated as of October 31, 2007

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2007

CEDAR SHOPPING CENTERS, INC. By: /s/ Leo S.Ullman Leo S. Ullman Chairman of the Board, President and CEO

Exhibit Index

Exhibit No.	Description

10.1	First Amendment to Agreement Regarding Purchase of Partnership Interests dated as of June 29, 2007

10.2	Second Amendment to Agreement Regarding Purchase of Partnership Interests dated as of October 31, 2007